AT HUBCO, INC.
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Kenneth T. Neilson, Chairman                Joseph F. Hurley
President & CEO  (201)236-2631              EVP & CFO (201) 236-6141


FOR IMMEDIATE RELEASE
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June 25, 1998

             HUBCO, INC. COMPLETES PURCHASE OF FIRST UNION BRANCHES

MAHWAH, NEW JERSEY, June 25, 1998 -- HUBCO, Inc. (NASDAQ:HUBC) today completed the purchase of 13 New Jersey and 8 Connecticut branches of First Union National Bank.

The New Jersey First Union branches were added to HUBCO's New Jersey bank subsidiary, Hudson United Bank which now has $1.9 billion in assets and 72 branches. The addition of these 13 offices expands the Bank's presence in the northern counties of Bergen, Essex, Hudson, Passaic, and Morris and also marks the Bank's expansion into the southern New Jersey counties of Ocean, Burlington, Camden, Hunterdon and Atlantic.

The Connecticut First Union branches were added to HUBCO's Connecticut bank subsidiary, Lafayette American Bank, now a $1.7 billion asset bank with 36 branches in Fairfield, New Haven, Middlesex and Hartford counties. The 8 branches acquired from First Union expanded the Bank's existing presence within those counties.

HUBCO's purchase of 2 New York branches, located in Woodstock and Hyde Park from First Union are anticipated to close on July 23, 1998.

HUBCO's banking subsidiaries offer a full array of innovative products and services to retail and commercial customers including imaged checking accounts, 24 hour telephone banking. PC banking, loans by phone, alternative investments, insurance products, private label credit card programs, trust services and a wide variety of commercial loans and services including international services, cash management services, asset based loans and SBA Loans.


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